UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2025

ZIVO BIOSCIENCE, INC.
(Exact name of Registrant as Specified in Its Charter)

Nevada	000-30415	87-0699977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2125 Butterfield Road, Suite 100, Troy, Michigan	48084
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 452-9866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIVO	OTCQB
Warrants to purchase shares of CommonStock, par value $0.001 per share	ZIVOW	OTCID

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Retirement of Chief Financial Officer

On December 19, 2025, Keith R. Marchiando announced his intention to resign as Chief Financial Officer of Zivo Bioscience, Inc. (the “Company”) effective immediately and end his employment with the Company effective December 31, 2025.

In connection with his resignation, Mr. Marchiando entered into a separation and release agreement (the “Separation Agreement”) with the Company. Under the terms of the Separation Agreement, Mr. Marchiando is entitled to receive his present salary of $27,040 per month until December 31, 2026. Mr. Marchiando will retain a previously awarded option to acquire 150,000 shares of common stock of the Company at an exercise price of $7.96 per share, which will be exercisable until June 30, 2027.

The Separation Agreement contains a release of claims, as well as confidentiality and non-disparagement obligations with the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Interim Chief Financial Officer

William A. Sullivan has been appointed as the Company’s Interim Chief Financial Officer, effective December 19, 2026.

Mr. Sullivan, age 54, has over 25 years of experience in finance and accounting, with over 15 years focused specifically on the life sciences and biotechnology industry. Mr. Sullivan served as the Chief Financial Officer and Treasurer of Applied Genetic Technologies Corporation from August 2017 to June 2021. From June 2021 to August 2021, Mr. Sullivan served as the Chief Financial Officer of Cytovia Therapeutics, Inc. From September 2021 to November 2024, Mr. Sullivan served as the Chief Financial Officer and Treasurer of Life Biosciences, LLC. Most recently, Mr. Sullivan served as the Chief Financial Officer of Evolved By Nature, Inc. from December 2024 to September 2025. He holds an MBA and MS in Accounting from Northeastern University and a BA in Economics from Williams College.

In connection with Mr. Sullivan’s appointment as Interim Chief Financial Officer, the Company entered into an independent contractor services agreement (the “Services Agreement”) with Mr. Sullivan to serve as Interim Chief Financial Officer, effective immediately (the “Commencement Date”).

Under the terms of the Services Agreement, Mr. Sullivan will be engaged as an independent contractor and will receive $285.00 per hour worked. The Services Agreement is effective as of the Commencement Date and will continue for an initial period of 60 days. After the expiration of the initial 60-day period, the term of the Services Agreement will be automatically renewed for successive one-month terms unless either party notifies the other party of a desire not to renew at least 30 days prior to the end of the then-ending term. The parties will also have the right to terminate the agreement at any time during the term of the Services Agreement.

During the term of the Services Agreement, Mr. Sullivan will be subject to confidentiality requirements and will not be permitted to solicit any employees or independent contractors of the Company. For an additional period of 18 months following the termination of the Services Agreement, Mr. Sullivan will be restricted from diverting business away from the Company.

There is no family relationship between Mr. Sullivan and any director or executive officer of the Company. There are no transactions between Mr. Sullivan and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The description of the Services Agreement set forth above does not purport to be complete and is qualified in its entirety by the full text of the Services Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated December 19, 2025, between Zivo Bioscience, Inc. and Keith R. Marchiando
10.2	Independent Contractor Services Agreement, dated December 19, 2025, between Zivo Bioscience, Inc. and William A. Sullivan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIVO BIOSCIENCE, INC.

By:	/s/ John Payne
John Payne
Chief Executive Officer

Date: December 23, 2025

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